                                                        EXHIBIT 1.A.(5)(b)(2)(a)


                                 ---------------------------------------------------------------------------------------------------
 [LOGO] MERRILL LYNCH            MERRILL LYNCH LIFE INSURANCE COMPANY                            LITTLE ROCK,
                                                                                                     ARKANSAS


                                 ---------------------------------------------------------------------------------------------------


                                 ADDITIONAL INSURANCE RIDER


------------------------------------------------------------------------------------------------------------------------------------

 RIDER SCHEDULE                  Insured No. 1:                    Richard Roe

                                 Owner:                            Richard Roe

                                 Issue Date:                       September 30, 1992

                                 Policy Number:                    SPECIMEN

                                 Rider Face Amount:                $500,000.00

------------------------------------------------------------------------------------------------------------------------------------
 INSURANCE BENEFITS              This rider provides additional insurance coverage to the insured.  It is payable to the beneficiary at the death of the insured.  The rider face amount provided by this rider is shown on the above rider schedule.

------------------------------------------------------------------------------------------------------------------------------------
 CHANGING THE RIDER FACE         The owner may elect to change the rider face amount prior to the insured's
 AMOUNT                          attained age 85.  The minimum change in the rider face amount is $100,000.
                                 One (1) such change is permitted each year.  The minimum additional insurance rider face amount is $100,000.  To request a change in rider face amount, you must provide satisfactory notice to us.  The effective date of change will be the policy anniversary date next following underwriting approval of the change.  As of the effective date of change, the guarantee period will change.  See HOW WE DETERMINE THE GUARANTEE PERIOD.

------------------------------------------------------------------------------------------------------------------------------------
 INCREASING THE RIDER FACE       If the insured is alive, you may increase the rider face amount.
 AMOUNT                          Satisfactory evidence of insurability will be required before we will increase the rider face amount.  We will not allow an increase on the first policy anniversary if the face amount of the policy plus the new rider face amount provide a guarantee period of less than one year from the effective date of the increase.
------------------------------------------------------------------------------------------------------------------------------------





AIVUS92                                - 1 -                            SPECIMEN

------------------------------------------------------------------------------------------------------------------------------------
 DECREASING THE RIDER FACE       Beginning in policy year 8, you may decrease the rider face amount but not
 AMOUNT                          below the amount required to keep the policy qualified as life insurance under federal income tax laws.

------------------------------------------------------------------------------------------------------------------------------------
 HOW WE DETERMINE THE            WHEN A CHANGE IN RIDER FACE AMOUNT IS REQUESTED
 GUARANTEE PERIOD                As of the effective date of change, we will redetermine the guarantee period as follows:
                                      (1)    We take the fixed base described in the policy as of such date.
                                      (2)    Based on the policy year, the face amount of the policy, plus the rider face amount, and the amount in (1), we will
                                             redetermine the guarantee period.

                                 Our computations are based on an annual interest rate of 5% and the guaranteed maximum cost of insurance rates shown in Appendix 1.

------------------------------------------------------------------------------------------------------------------------------------
 COST OF RIDER                   The cost of the rider is determined by dividing the rider face amount by
                                 $1000 and multiplying the result by the current cost of insurance rate per
                                 $1000 based on the policy year and sex and underwriting class of the insured.  The cost of the rider is deducted from the investment base as described in the policy.  See Investment Base In Each Investment Division in the policy.
------------------------------------------------------------------------------------------------------------------------------------
 INCONTESTABILITY AND SUICIDE    The incontestability and suicide provisions of the policy also apply to this rider.  We can contest the validity of any change in the rider face amount requested by the owner if any material misstatements are made in any application required for that change.  We will not contest any change in the rider face amount requested by the owner after the change has been in effect during the insured's lifetime for two years from the effective date of such change. If the insured commits suicide, while sane or insane, within two years of the effective date of any increase in the rider face amount requested by the owner, we will terminate the coverage attributable to such increase in rider face amount and pay only a limited benefit.  The limited benefit will be the amount of cost of insurance deductions made for such increase.

------------------------------------------------------------------------------------------------------------------------------------
 WHEN THIS RIDER WILL            This rider will terminate on the date the policy terminates or lapses.
 TERMINATE
------------------------------------------------------------------------------------------------------------------------------------
 GENERAL                         This rider is a part of the policy.  It has no cash or loan value.  Its benefit is subject to all terms of this rider and the policy.


                                 MERRILL LYNCH LIFE INSURANCE COMPANY



                                 /S/ BARRY G. SKOLNICK          /S/ ALLEN JONES
                                 -------------------------      --------------------
                                     Barry G. Skolnick                 Allen Jones
                                         Secretary                          President







AIVUS92                                 - 2 -                          SPECIMEN